Exhibit 99.1

Sun BioPharma, Inc. Raises $2.0 Million Through Private Placement Transaction

MINNEAPOLIS, MN, (GLOBE NEWSWIRE)–JUNE 28, 2016. Sun BioPharma, Inc. (OTCPink: SNBP), a biopharmaceutical company developing therapeutics for the treatment of patients with pancreatic diseases, today announced sales of equity securities resulting in total proceeds of $2.0 million. The sales were pursuant to initial closings under a private placement and resulted in the issuance of approximately 2.0 million shares of common stock and five-year warrants to purchase approximately 1.0 million additional shares of common stock at an exercise price of $1.50 per share. Each share of common stock was accompanied by a warrant to purchase one-half share of common stock. Sun BioPharma plans to use the proceeds to fund the continuing Phase 1 study of its initial product candidate, SBP-101, for pancreatic cancer as well as preclinical efforts to further study the impact of SBP-101 on pancreatitis.

This funding was accomplished through a combination of new investors and existing shareholders, including board members and all of the company’s executive officers.

Notice Pursuant to Securities Act Rule 135c

The securities referred to herein have not been, and will not be, offered nor issued to any person in the United States or to any U.S. person (as defined in Rule 902 of Regulation S under the Securities Act) and this information is not intended to constitute an offer of securities for sale in the United States or to any U.S. person. The securities referred to have not been, and will not be, registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Forward-Looking Statements Safe Harbor

Statements pertaining to future financing, uses of proceeds, and the development of SB-101 constitute “forward-looking statements” for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1955. Any statements that are not historical fact (including, but not limited to statements that contain words such as “will”, “believes,” “may,” “anticipates,” “expects,” “estimates” or “plans”) should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, our need to obtain additional capital to support our business plan, which may not be available on acceptable terms or at all, risks inherent in the development and/or commercialization of potential products, uncertainty in the pace of enrollment and results of clinical trials or regulatory approvals and maintenance of intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements and as such should be evaluated together with the many uncertainties that affect Sun BioPharma and its business, particularly those disclosed from time to time in Sun BioPharma’s filings with the Securities and Exchange Commission. Shareholders and other readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made. Sun BioPharma disclaims any intent or obligation to update these forward-looking statements.

Contact Information:

EVC Group

Investor Contact:

Doug Sherk

415-652-9100

Michael Polyviou

212-850-6020

Media Contact:

Dave Schemelia

646-201-5431